UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Materials Pursuant to §240.14a-12

QUIPP, INC.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)

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(2)

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(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
$_____ per share as determined under Rule 0-11 under the Exchange Act.

(4)

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(5)

Total fee paid: $_____

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Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)

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(2)

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(3)

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(4)

Date Filed:

QUIPP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Quipp, Inc.:

The 2007 annual meeting of shareholders of Quipp, Inc. will be held at its corporate offices at 4800 N.W. 157 Street, Miami, Florida on December 11, 2007 at 10:00 am. Eastern Standard Time, for the following purposes:

(1)

To elect seven members of the Board of Directors to serve until the 2008 annual meeting of shareholders;

(2)

To vote upon a proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm to examine Quipp’s consolidated financial statements for 2007; and

(3)

To transact such other business as may properly be presented at the annual meeting or any adjournments thereof.

Holders of Quipp’s common stock of record at the close of business on October 23, 2007 are entitled to receive this notice and to vote at the annual meeting and any adjournment.

Your vote is important. Whether you plan to attend the annual meeting or not, we urge you to complete, sign and return your proxy card as soon as possible in the envelope provided. This will ensure representation of your shares in the event you are not able to attend the meeting. You may revoke your proxy and vote in person at the meeting if you so desire.

Miami, Florida

By Order of the Board of Directors

October 31, 2007

Michael S. Kady

President, Chief Executive Officer and Secretary

QUIPP, INC.

4800 N.W. 157 STREET

MIAMI, FLORIDA 33014-6434

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies from the holders of Quipp common stock by the Board of Directors for use at the 2007 annual meeting, to be held on the date, time and place, and for the purposes set forth in the foregoing notice. This proxy statement and accompanying form of proxy are first being mailed to shareholders on or about October 31, 2007.

Voting Rights; Votes Required for Approval

The Board of Directors has fixed the close of business on October 23, 2007 as the record date for the annual meeting. Only holders of record of shares of Quipp common stock on the record date are entitled to notice of and to vote at the meeting. On the record date, there were 1,477,746 shares of Quipp common stock outstanding and entitled to vote at the meeting.

Each holder of record of Quipp common stock as of the record date is entitled to cast one vote per share. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Quipp common stock entitled to vote is necessary to constitute a quorum at the annual meeting. Directors are elected by a plurality of votes cast (in other words, the nominees with the highest number of votes are elected). Generally, under Florida law, action on a matter, other than the election of directors, is approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Therefore, a properly executed proxy marked “Abstain,” although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate number of shares represented and entitled to vote at the meeting, will have no effect on the vote. In addition, where brokers are prohibited from exercising discretionary authority in voting shares for beneficial owners who have not provided voting instructions (commonly referred to as “broker non-votes”), those shares will not be included in vote totals, but, if deemed represented for any purpose at the meeting, will be counted for purposes of determining whether there is a quorum at the meeting.

All shares of Quipp common stock represented by properly executed proxies received prior to or at the annual meeting and not revoked will be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed and timely returned proxy, the persons named in the proxy will vote the shares FOR the election of the seven nominees of the Board of Directors, and the ratification of the appointment of KPMG LLP. If you decide to attend the meeting, you can vote your shares in person, even if you have already returned your proxy.

The Board of Directors is not currently aware of any business to be acted upon at the annual meeting other than as described in this proxy statement. If, however, other matters are properly brought before the meeting, or any adjournments or postponements of the meeting, the persons appointed as proxies will have discretion to vote or act on such matters according to their best judgment.

You may revoke your proxy at any time prior to its use by delivering or mailing in sufficient time to be received prior to the annual meeting a signed notice of revocation or a later-dated signed proxy to the Secretary of Quipp at the address listed above, or by attending the meeting and voting in person. Attendance at the meeting will not in itself constitute the revocation of a proxy.

Quipp will pay the cost of solicitation of proxies. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners, and Quipp will, upon request, reimburse them for their reasonable expenses in so doing. Quipp may request, in person, by telephone or telecopy, the return of proxy cards. Such solicitation may be made by Quipp’s directors, officers or regular employees. Quipp has retained The Altman Group, Inc. to assist in the solicitation of proxies and will pay it a fee of $4,500 plus expenses for such services.

Securities Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information concerning ownership of Quipp common stock as of October 8, 2007 (unless otherwise noted) by (a) each shareholder that has indicated in public filings that the shareholder beneficially owns more than five percent of the common stock, (b) each director and nominee for election as director of Quipp, (c) each executive officer of Quipp named in the Summary Compensation Table under “Executive Compensation” below and (d) all directors and executive officers of Quipp as a group. Except as otherwise noted, each person listed below, either alone or together with members of the person’s family sharing the same household, had sole voting and investment power with respect to the shares listed next to such person’s name.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Outstanding Shares(1)
William A. Dambrackas (2)	5,000	*
Lawrence J. Gibson (2)	5,000	*
Michael S. Kady (3)	20,520	1.4%
Cristina H. Kepner (4)	26,174	1.8%
John D. Lori (5) (6)	147,000	9.9%
Arthur J. Rawl (3)	5,100	*
Robert C. Strandberg (3)	5,000	*
Angel Arrabal	10	*
Eric Bello	25	*
John Connors III	23,986	1.6%
Mohammed Jamil	35	*
Christer A. Sjogren	858	*
David Switalski	15	*
Aegis Financial Corp. (7)	97,050	6.6%
Boston Avenue Capital, LLC. (8)	114,516	7.7%
Farnam Street Partners, L.P. (9)	125,994	8.5%
Kenneth G. Langone (10)	79,607	5.4%
Pyramid Trading Limited Partnership (11)	162,838	11.0%
David W. Wright (12)	150,000	10.1%
All directors and executive officers as a group (13)	388,713	25.5%

___________

*Less than 1%

(1)

Applicable percentage of ownership is based on 1,477,746 shares of common stock outstanding on October 8, 2007. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of stock options exercisable currently, or within 60 days of October __, 2007, are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Includes 5,000 shares underlying options.

(3)

Includes 7,500 shares underlying options and 10,000 shares of restricted stock.

(4)

Includes 10,000 shares underlying options.

(5)

Includes 5,000 shares underlying options.

(6)

Consists of 142,000 shares held jointly by JDL Partners, LP (“JDL”), JDL Capital, LLC (“JDL Capital”) and John D. Lori (collectively, the “JDL Reporting Persons”). JDL is a Delaware private investment partnership whose general partner is JDL Capital. JDL Capital is a Delaware investment management firm that serves as the general partner of JDL. Mr. Lori is the managing member of JDL Capital. JDL Capital and Mr. Lori disclaim beneficial ownership of the shares held by JDL, except to the extent of any pecuniary interest therein. The address of the JDL Reporting Persons is 106 Seventh Street, Suite 205, Garden City, New York 11530. The information in this note is derived from a Schedule 13D filed with the Securities and Exchange Commission on July 26, 2005 and Amendment No. 4 to the Schedule 13D, filed with the Securities and Exchange Commission on December 14, 2005 by JDL, JDL Capital and Mr. Lori and information provided to Quipp by JDL Capital.

(7)

Includes 78,300 shares owned by the Aegis Value Fund, Inc. (“Aegis Value Fund”) and 21,750 shares held by private investment advisory clients of Aegis Financial Corp. (“Aegis” ) (the “Accounts” ), including Scott L. Barbee (2,000 shares), for which Aegis provides investment advisory services. As investment advisor to the Aegis Value Fund and the Accounts, Aegis has the sole power to dispose of the 97,050 shares held by the Aegis Value Fund and the Accounts. Aegis has sole power to vote or direct the vote of the 18,750 shares held by the Accounts. Mr. Barbee, Managing Directors of Aegis, also may be deemed to beneficially own the 78,300 shares held by the Aegis Value Fund because he has voting power over those shares as a result of his position as Director and Portfolio Manager of the Aegis Value Fund. The address of Aegis is 1100 North Glebe Road, Suite 1040, Arlington, Virginia 22201-4798. The information in this note is derived from Amendment No. 4 to a Schedule 13G filed with the Securities and Exchange Commission on October 19, 2007 by Aegis, Aegis Value Fund and Mr. Barbee, and information provided to Quipp by Aegis. Aegis was formerly known as Berno, Gambal & Barbee, Inc.

(8)

The general manager of Boston Avenue Partners, LLC (“Boston Avenue”) is Value Fund Advisors, LLC (“VFA”), and the manager of VFA is Charles M. Gillman. The address of Boston Avenue, VFA and Mr. Gillman is 415 South Boston, 9th Floor, Tulsa, Oklahoma 74103. The information in this note is derived from Amendment No. 1 to a Schedule 13D filed with the Securities and Exchange Commission by Boston Avenue, VFA and Mr. Gillman on June 6, 2007.

(9)

The General Partner of Farnam Street Partners, L.P. (“Farnam”) is Farnam Street Capital, Inc. (“Farnam Street Capital”). Raymond E. Cabillot is Chief Executive Officer and Chief Financial Officer of Farnam Street Capital and Peter O. Haeg is President and Secretary of Farnam Street Capital. Messrs. Cabillot and Haeg have shared beneficial ownership with regard to the shares held by Farnam. The address of Farnam, Farnam Street Capital and Messrs. Cabillot and Haeg is 3033 Excelsior Boulevard, Suite 300, Minneapolis, Minnesota 55426. The information in this note is derived from the Schedule 13D filed with the Securities and Exchange Commission on September 10, 2007 by Farnam, Farnam Street Capital and Messrs. Cabillot and Haeg.

(10)

Includes 33,891 shares held by Invemed Associates LLC. Mr. Langone is the Chairman of the Board and President of Invemed Associates LLC and principal owner of its corporate parent. The address of Mr. Langone is Invemed Associates LLC, 375 Park Avenue, New York, New York 10152. The information in this note is derived from Amendment No. 9 to a Schedule 13D filed with the Securities and Exchange Commission on August 21, 2001 by Mr. Langone.

(11)

Pyramid Trading Limited Partnership has shared beneficial ownership with regard to all 162,838 shares with Oakmont Investments, LLC and Mr. Daniel Asher. Oakmont Investments, LLC is the general partner of Pyramid Trading Limited Partnership, and Mr. Asher is Manager of Oakmont Investments, LLC. The address of Pyramid Trading Limited Partnership, Oakmont Investments, LLC and Mr. Asher is 440 S. LaSalle Street, Suite 700, Chicago, IL 60605. The information in this note is derived from a Schedule 13D filed with the Securities and Exchange Commission on July 3, 2000 and Amendment No. 1 to Schedule 13D filed with the Securities and Exchange Commission on May 8, 2001 by Pyramid Trading Limited Partnership, Oakmont Investments, LLC and Mr. Asher.

(12)

Consists of 100,000 shares beneficially owned directly by Henry Partners, L.P. (“Henry Partners”) and 45,000 shares beneficially owned directly by Matthew Partners L.P. (“Matthew Partners”) and in each case indirectly owned by Henry Investment Trust, L.P. (“HIT”), which is the general partner of Henry Partners and Matthew Partners, and by David W. Wright, President and Managing Member of Canine Partners, LLC, the general partner of HIT. The foregoing information is derived from a Schedule 13D filed with the Securities and Exchange Commission on November 20, 2006 and from Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on September 12, 2007 by Henry Partners, Matthew Partners, HIT and Mr. Wright. Also consists of 5,000 shares underlying options held by Mr. Wright. HIT, Henry Partners, Matthew Partners and Mr. Wright (the "Henry Group"), are parties to an agreement with Quipp under which the members of the Henry Group have agreed that, until the end of a "standstill period" (which will end on March 10, 2008), they will vote their shares of Quipp stock in favor of all directors nominated by the Board of Directors for election at the 2007 annual meeting of shareholders, against any shareholder nominations that are not approved by the Board of Directors, and against any proposals that are not approved by the Board of Directors relating in any manner to Board of Directors composition, structure or election, the calling of a special meeting of shareholders, the ability of shareholders to act by written consent, or any shareholder rights plan or “poison pill.” In addition, the members of the Henry Group have agreed to certain other commitments and standstill provisions through the standstill period.

(13)

Includes 47,500 shares underlying options.

ELECTION OF DIRECTORS

Nominees for Election

At the annual meeting, seven directors are to be elected. The seven directors to be elected at the meeting will serve for a one-year term expiring at Quipp’s 2008 annual meeting.

The persons named in the enclosed proxy intend to vote the proxy for the election of each of the seven nominees named below, unless you indicate that your vote should be withheld from any or all of them. Each nominee elected as a director will continue in office until a successor has been duly elected or qualified, or until the earliest of his or her death, resignation or retirement.

The Board of Directors believes that the nominees will be able to serve as directors, if elected. If any nominee is unable to serve, proxies will be voted for the election of such other persons as the Board of Directors may recommend, unless the Board of Directors reduces the number of directors.

Set forth below is certain information concerning the nominees for election as directors:

Name	Age	Position with the Company
Cristina H. Kepner William A. Dambrackas Lawrence J. Gibson Michael S. Kady John D. Lori Arthur J. Rawl Robert C. Strandberg	61 63 54 58 39 64 49	Chairman of the Board Director Director President, Chief Executive Officer and Director Director Director Director

Ms. Kepner has been a director of Quipp since January 1995 and Chairman of the Board of Directors since April 2004. She was Executive Vice President of Invemed Associates, LLC, an investment banking firm, from February 1978 to December 2000. Ms. Kepner is a director of Monogram Bioscience, Inc. and Cepheid.

Mr. Dambrackas has been a director of Quipp since October 2004. Mr. Dambrackas is Executive Vice President, Advanced Technology of Avocent Corporation, a provider of digital KVM (keyboard, video and mouse) switching systems, serial connectivity devices, extension and wireless extension products and technologies for the computer industry. He was the Chairman, President and Chief Executive Officer of Equinox Systems, Inc., a designer and marketer of server-based communications products, from March 1983, when he founded the company, until January 2001, when Equinox was acquired by Avocent. Mr. Dambrackas has been granted United States patents for three computer technology inventions, and is the inventor of Dambrackas Video Compression (DVC), a patent-pending remote server management technology.

Mr. Gibson has been a director of Quipp since October 2001. He has been President of Gibson Consulting, a private business consulting firm, since June 1999. Mr. Gibson was Senior Vice President, Human Resources, Quality Management and Information Technology of Harvard Pilgrim Health Care from April 1992 to June 1999. From October 1986 to April 1992, he served in various capacities for Motorola/Information Systems Group, the most recent of which was Vice President, Human Resources. Mr. Gibson is a director of Intersearch Group, Inc.

Mr. Kady has been President and Chief Executive Officer and a director of Quipp since February 2002 and President of Quipp Systems, Inc. since March 2002. From January 2000 to January 2001, he served as President of GMP Metal Products, a manufacturer of engineered components. From May 1996 to May 1999, Mr. Kady was President and Chief Operating Officer of Shuttleworth, Inc., a global manufacturer of automated material handling equipment. Prior to that time, he held a variety of general management, engineering and financial positions with Danly-Komatsu LP, Cooper Industries, Inc. and FMC Corporation.

Mr. Lori has been a director of Quipp since October 2006. He has been the managing member of JDL Capital, LLC since February 2004. JDL Capital is an investment management firm and the general partner of JDL Partners, LP, an investment limited partnership. From September 1997 to February 2004, Mr. Lori was a Managing Director – Portfolio Manager at U.S. Trust, an investment management company.

Mr. Rawl has been a director of Quipp since May 2004. He has been Chairman and Chief Executive Officer of Rawl & Associates, a private strategic consulting firm, since May 2003. From September 1999 until May 2003, he was President and Chief Executive Officer of Brazil American Auto Group, Inc., a Sao Paulo-based consolidator of South American automotive retailers. From 1997 to 1999, Mr. Rawl was a consultant to Chrysler Financial Corp. in connection with the development of a new structured financial product line. From 1994 to 1997, he was Executive Vice President and Chief Financial Officer of United Auto Group, Inc., a consolidator and operator of automobile dealerships and related businesses. From 1990 to 1994, Mr. Rawl was Executive Vice President of Hanlin Group, Inc., a chemical and PVC products manufacturer. Prior to that time, he had a 23 year tenure at Deloitte & Touche LLP, including 12 years as a partner. Mr. Rawl is a director of XL Generation, Inc. and Tiger Ethanol Inc. (formerly Arch Management Services Inc.). Mr. Rawl is the Board Chairman of the British Memorial Garden Trust, Inc., a public charity. Mr. Rawl is a certified public accountant.

Mr. Strandberg has been a director of Quipp since October 2004. Mr. Strandberg has been, since January 2006, the principal executive officer of Mattern Wholesale, Inc., a company owned by Mr. Strandberg that is a distributor of flowers serving florists in the Southeastern United States. He was, from May 2001 until December 2005, the Chief Executive Officer of Xytrans, Inc., a supplier of high performance wireless radio components that are sold to the defense, VSAT and cellular/PCS infrastructure markets worldwide. From May 1997 until August 2000, he was President and Chief Executive Officer of PSC, Inc., a provider of bar code scanners, related optical devices and mobile/wireless data collection devices. Mr. Strandberg was also Chairman and CEO of Datamax Inc., a provider of specialized, high performance printers and related systems, from April 1989, when he founded the company, until June 1996. He is a director of Merix Corporation.

On October 19, 2006, Quipp entered into an agreement (the “JDL Agreement”) with the members of the “JDL Group,” consisting of JDL Capital, LLC, JDL Partners, LP, (“JDL Partners”), John D. Lori and five other individuals who, together with Mr. Lori, were nominated by JDL Partners for election to the Board of Directors at Quipp’s 2006 Annual Meeting of Shareholders. Under the JDL Agreement, the Company increased the size of the Board by one director, and Mr. Lori was elected to serve on the Board of Directors. Quipp also agreed to nominate Mr. Lori for election to the Board of Directors at future annual meetings so that, if elected by shareholders, Mr. Lori would serve on the Board of Directors for a period of at least three years. In accordance with the JDL Agreement, Mr. Lori was also named to the Audit Committee of the Board of Directors and a special committee of the Board of Directors that is considering strategic alternatives (the other members of this committee currently are Ms. Kepner and Messrs. Dambrackas and Strandberg). In addition, Quipp agreed that Mr. Lori will serve on any other committee that deals with strategic alternatives, business combination or disposition transactions, debt or equity financings, and similar matters.

As part of the JDL Agreement, JDL Partners withdrew its nomination of candidates for election to the Board of Directors. In addition, the members of the JDL Group agreed that, until the end of a “standstill period,” the JDL Group will vote their shares of Quipp stock in favor of all directors nominated by the Board of Directors for election at the 2006 and subsequent annual meetings of shareholders, against any shareholder nominations that are not approved by the Board of Directors and against any proposals that are not approved by the Board of Directors relating in any manner to Board of Directors composition, structure or election, the calling of a special meeting of shareholders, the ability of shareholders to act by written consent, or any shareholder rights plan or “poison pill.” In addition, the members of the JDL Group have agreed to certain other commitments and standstill provisions through the standstill period. Under the JDL Agreement, the standstill period will terminate upon the earlier of (i) the first anniversary of the next annual meeting of shareholders at which Mr. Lori is not elected to the Board of Directors and (ii) the first anniversary of the date on which Mr. Lori resigns as a director (subject to early termination if, among other events, Quipp materially breaches certain of its commitments or obligations in the JDL Agreement).

In connection with his election as a director, and in accordance with the JDL Agreement, Mr. Lori will receive the same cash compensation and reimbursement of expenses as are payable to other non-employee directors. In addition, he will be entitled to receive equity compensation, generally on the same basis as provided to members of the Board of Directors, subject to the right of the Board of Directors to substitute comparable instruments that settle in cash.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Other Corporate Governance Documents

Quipp’s Corporate Governance Guidelines, which include guidelines for determining director independence and other matters relating to Quipp’s corporate governance, is available on Quipp’s website. In addition, Quipp’s other corporate governance documents, including the Charter of the Audit Committee, the Charter of the Corporate Governance and Compensation Committee and Quipp’s Code of Conduct, are also available on Quipp’s website. Shareholders may access these documents on the Investor Information page of Quipp’s website at www.quipp.com/investors/investors.html.

Quipp’s website is not part of this proxy statement and references to Quipp’s website address are intended to be inactive textual references only.

Board Independence

The Board of Directors has determined that each of Cristina H. Kepner, William A. Dambrackas, Lawrence J. Gibson, John D. Lori, Arthur J. Rawl and Robert C. Strandberg is an independent director within the meaning of the rules of the Nasdaq Stock Market, LLC. In addition, the Board has determined that each of the members of the Audit Committee and the Corporate Governance and Compensation Committee is also independent within the meaning of the rules of the Nasdaq Stock Market, LLC, including additional rules relating to audit committee members.

Executive Sessions of Independent Directors

The independent directors meet regularly outside of the presence of directors who are not independent.

Board of Directors and Board Committees

The Board of Directors held 14 meetings during 2006 and, through the date of this proxy statement, has held 11 meetings during 2007. It is the Board’s policy that directors should attend Quipp’s annual meeting of shareholders absent exceptional cause. All Board members attended the 2006 annual meeting.

Quipp has two regular Board committees: an Audit Committee and a Corporate Governance and Compensation Committee. The Corporate Governance and Compensation Committee performs the functions typically performed by a corporate governance and nominating committee and a compensation committee.

Audit Committee

The Audit Committee is currently comprised of Mr. Rawl (Chairman), Ms. Kepner, Mr. Lori and Mr. Strandberg. The Audit Committee has sole authority to retain, compensate, terminate, oversee, and evaluate the independent auditors, and reviews and approves in advance all audit and permissible non-audit services performed by the independent auditors. In addition, the Audit Committee reviews and discusses with management and the independent auditors the annual audited financial statements and quarterly financial statements included in Quipp’s filings with the Securities and Exchange Commission; oversees Quipp’s compliance with legal and regulatory requirements; and meets separately with the independent auditors as often as deemed necessary or appropriate by the Committee. In this regard, the Audit Committee also reviews major issues regarding accounting principles and financial statement presentation, and periodically discusses with management the Company’s major financial risk exposures and the steps that management has taken to monitor and control such exposures.

The Board of Directors has determined that Mr. Rawl is an “audit committee financial expert,” as that term is defined in Securities and Exchange Commission regulations.

The Audit Committee met nine times during 2006 and, through the date of this proxy statement, has met five times during 2007.

Corporate Governance and Compensation Committee

The Corporate Governance and Compensation Committee is currently comprised of Messrs. Gibson (Chairman) and Dambrackas, and Ms. Kepner. The Committee recommends to the Board of Directors nominees for election as directors, the responsibilities of Board committees, and each committee’s membership; oversees the annual evaluation of the Board and Board committees; reviews the adequacy of Quipp’s Corporate Governance Guidelines; and recommends other corporate governance-related matters for consideration by the Board. In addition, the Corporate Governance and Compensation Committee is responsible for developing and recommending to the Board compensation plans and programs for executive officers and annually reviewing the adequacy of the plans and programs; establishing compensation arrangements and incentive goals for executive officers and administering incentive and equity-based plans; reviewing the performance of executive officers, awarding incentive compensation and adjusting compensation arrangements as appropriate based on performance; reviewing and monitoring management development and succession plans; and periodically reviewing the compensation of non-employee directors.

The Corporate Governance and Compensation Committee met five times during 2006 and, through the date of this proxy statement, has met five times during 2007.

Consideration of Director Candidates

The Corporate Governance and Compensation Committee considers candidates for Board membership. The Charter of the Corporate Governance and Compensation Committee requires that the Committee consider and recommend to the Board the appropriate size, function and needs of the Board, so that the Board as a whole collectively possesses a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of Quipp’s business. The Committee determines what types of backgrounds, skills, and attributes of Board members are needed to help strengthen and balance the Board, taking into account the qualities described above when recommending to the Board nominees for election as directors. The manner in which the Corporate Governance and Compensation Committee evaluates the potential directors will be the same for candidates recommended by shareholders as for candidates recommended by others. Shareholders can recommend candidates for nomination by writing to the Chairman of the Corporate Governance and Compensation Committee, c/o Quipp, Inc., 4800 N.W. 150th Street, Miami, FL 33014-6434. In order to enable consideration of the candidate in connection with our 2008 annual meeting of shareholders, a shareholder must submit the following information no later than January 30, 2008: (1) The name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission; (2) information about the relationship between the candidate and the recommending shareholder; (3) the consent of the candidate to serve as a director; and (4) proof of the number of shares of the Company’s common stock that the recommending shareholder owns and the length of time the shares have been owned. In considering any candidate proposed by a shareholder, the Corporate Governance and Compensation Committee will reach a conclusion based on the criteria described above. The Corporate Governance and Compensation Committee may seek additional information regarding the candidate. After full consideration, the shareholder proponent will be notified of the decision of the committee.

Communications with the Board

Shareholders and other interested persons may communicate with the Board of Directors by writing to the Board at Board of Directors, c/o Quipp, Inc., 4800 N.W. 157th Street, Miami, FL 33014-6434 or, if the communication is to be directed solely to the independent members of the Board, at Independent Directors, c/o Quipp, Inc., 4800 N.W. 157th Street, Miami, FL 33014-6434. In addition, shareholders and other interested parties may contact Quipp’s Audit Committee to report complaints about Quipp’s accounting, internal accounting controls or auditing matters by writing to the Audit Committee, c/o Quipp, Inc., 4800 N.W. 157th Street, Miami, FL 33014-6434. Communications to the Board of Directors regarding accounting, internal accounting controls or auditing matters will be referred to the Audit Committee. Other concerns will be addressed as determined by the Board of Directors or, if applicable, the independent directors. You can report your concerns to the Board of Directors, the independent directors or the Audit Committee anonymously or confidentially.

Code of Conduct

Quipp has a Code of Conduct applicable to all of its officers, other employees and directors. Among other things, the Code of Conduct is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely, and understandable disclosures in periodic reports required to be filed by Quipp; and to promote compliance with applicable governmental laws, rules and regulations. The Code of Conduct provides for the prompt internal reporting of violations of the Code of Conduct to an appropriate person identified in the Code of Conduct and contains provisions regarding accountability for adherence to the Code of Conduct. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of our Code of Conduct by disclosing such matters in the Investor Information section of our website.

Compensation of Directors

Quipp currently pays each non-employee director an annual cash retainer of $6,000 ($8,000 for the Chairman of the Board and $7,000 for each Committee chair), a fee of $1,200 for attendance at each meeting of the Board of Directors ($600 for each meeting attended by teleconference) and a fee of $400 for each meeting of a Board committee ($200 for each meeting attended by teleconference). Quipp also grants an option to purchase 5,000 shares of its common stock to each new director. The options have an exercise price per share equal to the closing price of the Company’s common stock on the date of grant generally. The options generally vest immediately and expire on the tenth anniversary of the date of grant.

The following table summarizes the compensation paid to non-management directors during the fiscal year ended December 31, 2006:

Director Compensation Table - 2006

Name	Fees Earned or Paid in Cash	Option Awards ($)(1)	Total ($)
William A. Dambrackas	$17,200.00	—	$19,300.00
Larry J. Gibson	$16,400.00	—	$16,400.00
Cristina H. Kepner	$20,200.00	—	$20,200.00
John D. Lori	$ 3,600.00	$14,892	$18,492.00
Arthur J. Rawl	$18,000.00	—	$18,000.00
Robert C. Strandberg	$17,000.00	—	$17,000.00
David W. Wright	$ 1,200.00	$15,904	$17,104.00

———————

(1)

The amounts shown for option awards are equal to the dollar amounts recognized for financial statement purposes in 2006 with respect to stock option grants, computed in accordance with Statement of Financial Accounting Standards No. 123 (revised), but, in accordance with SEC regulations, without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used in determining the amounts in this column are set forth in note 1 to Quipp’s consolidated financial statements included in the initial filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(2)

Mr. Wright resigned from the Board of Directors on September 10, 2007.

EXECUTIVE COMPENSATION

NOTE: This section addresses compensation paid to Quipp’s executive officers in or with respect to 2006. Information regarding 2007 executive compensation will be included in Quipp’s proxy statement for the 2008 annual meeting of shareholders.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis addresses the compensation paid or awarded to Quipp’s executive officers listed in the Summary Compensation Table that follows this discussion. These executive officers sometimes are called “named executive officers” in this proxy statement.

2006 Compensation

Compensation Objectives

Uncertain conditions in the newspaper industry over the past several years have caused Quipp to focus on the need to encourage performance that enables it to operate profitably despite capital spending constraints affecting its customers. In 2006, Quipp’s compensation program was designed to meet the following objectives:

•

Provide compensation that is competitive with other manufacturing companies of comparable size in the South Florida market. This objective is referred to below as “competitive compensation.”

•

Provide opportunities for meaningful enhancement of cash compensation upon achievement of annual performance goals. This objective is referred to below as “performance incentives.”

•

Facilitate effective incentive for the enhancement of shareholder value. This objective is referred to below as “stockholder incentives.”

•

Provide an incentive for long-term continued employment with Quipp. This objective is referred to below as “retention incentives.”

The principal components of 2006 compensation designed to meet the objectives were as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation

Management Incentive Plan	Performance Incentives

Supplemental Executive Retirement Plan	Performance Incentives
Stockholder Incentives
Retention Incentives

Salary

Quipp determined to make modest increases in executive salaries in 2006, principally to take into account cost of living increases. Salary increases for executive officers, other than Messrs. Connors and Bello, ranged from 3.5 to 4 percent. Mr. Bello’s increase was 7.7 percent, reflecting his promotion to the position of Chief Financial Officer. Salary increases were effective on August 1, 2006, except with respect to Mr. Kady, whose salary increase became effective on November 1, 2006. Annual salaries of the named executive officers after the 2006 increases are as follows:

Name	Annual Salary
Michael S. Kady	$233,000
Eric Bello	112,000
John F. Connors III	200,000
Angel E. Arrabal	92,000
Christer A. Sjogren	129,500

Mr. Connors salary was not adjusted in 2006; his salary continued to reflect the amount specified in his employment agreement, which was negotiated in connection with Quipp’s acquisition of Newstec, Inc. in 2005. Mr. Connors was a principal shareholder and President of Newstec prior to the acquisition. In addition, Mr. Arrabal’s salary is fixed at a lower level than the other named executive officers because his salary is supplemented by sales commissions.

In fixing Mr. Kady’s salary, the Corporate Governance and Compensation Committee referenced an American Electronics Association survey and the Radford Executive Compensation Survey with respect to South Florida manufacturers having revenues under $50 million and less than 200 employees. These surveys indicated that Mr. Kady’s salary was in the 25th to 50th percentile in respect of salary for principal executive officers.

Annual Incentive Compensation - Management Incentive Plan

For several years, Quipp has paid annual incentive compensation in cash through the Management Incentive Plan. Under the Management Incentive Plan for 2006, an incentive pool, based on the achievement of the budgeted amount of operating profit for 2006 was established. The pool totaled $130,000, of which Quipp was obligated to pay $30,000 under the terms of employment agreements with Mr. Connors and another former Newstec executive. These agreements were negotiated in connection with Quipp’s acquisition of Newstec in 2005. The remaining $100,000 would be payable to named executive officers and other participants, exclusive of Messrs. Connors and Arrabal, in such amounts as are determined by the Corporate Governance and Compensation Committee. Mr. Arrabal does not participate in the Management Incentive Plan because of his eligibility to receive sales commissions.

The size of the pool was based on Quipp’s belief that achievement of the budgeted amount of operating income would be a challenge for management. If Quipp achieved lower levels of operating income, the Corporate Governance and Nominating Committee retained the discretion to reduce the amount of the pool. Because of Quipp’s disappointing financial results in 2006, the Corporate Governance and Compensation Committee determined to make no payments under the Management Incentive Plan for 2006, other than the $30,000 Quipp was obligated to pay by contract. Quipp has no further contractual obligation to make payments under the Management Incentive Plan.

Long Term Incentives

Supplemental Executive Retirement Plan (“SERP”)

In 2005, the Corporate Governance and Compensation Committee determined to provide long-term incentives through the SERP. Quipp adopted the SERP because, in light of the uncertain environment in the newspaper industry during the last several years, the Corporate Governance and Compensation Committee recognized the need to encourage performance that enables Quipp to maintain and hopefully increase its market presence. The SERP is designed to encourage a long-term commitment to Quipp’s performance and to facilitate a more effective incentive for the enhancement of shareholder value. Quipp believes that the SERP is more likely to achieve these goals than stock options grants, which were used as long-term incentives principally in the late 1990s, because (i) stock units would be available under the SERP based on, among other things, performance over an extended period of time and (ii) Quipp anticipates that payments with respect to stock units allocated under the SERP generally would not be made until retirement or certain other events of termination of employment.

The SERP provides for three-year performance periods, and the Corporate Governance and Compensation Committee will determine the amount of allocations to participant accounts, in the form of stock units, following the end of each performance period. The first three-year performance period is January 1, 2005 – December 31, 2007. A new three-year performance period will begin each January 1, unless the Corporate Governance and Compensation Committee determines otherwise, so that there will be overlapping performance periods. For example, there are performance periods for 2005-2007, 2006-2008 and 2007-2009, with allocations, if any, to be made following the end of each performance period.

The total amount of allocations following the end of each performance period will be equal to five percent of Quipp’s net income during the three years in the relevant performance period, as reported in Quipp’s Annual Report on Form 10-K, up to a maximum dollar amount specified by the Corporate Governance and Compensation Committee. At any time during a performance period, the Corporate Governance and Compensation Committee may review the amount expected to be allocated following the end of the performance period under this formula to determine whether five percent continues to be an appropriate multiple, and the Corporate Governance and Compensation Committee may make such adjustments to the formula and the maximum dollar amount as it deems appropriate. The Corporate Governance and Compensation Committee also will have discretion to make adjustments to the calculation of net income for purposes of the SERP to take into account extraordinary events and other circumstances as the Corporate Governance and Compensation Committee determines.

The total number of shares (expressed as stock units) to be allocated at the end of each performance period will be calculated by dividing the total allocation by the closing price of Quipp common stock on the date of allocation. The Corporate Governance and Compensation Committee will determine the number of shares (expressed as stock units) to be allocated to the account of each participant. The Corporate Governance and Compensation Committee will make the allocation within 120 days after the end of the performance period. Each participant will become 100% vested in his or her account on the last day of the performance period.

Quipp generally will distribute a participant’s vested interest in his or her account in a lump sum payment after termination of employment. However, upon a change in control, as defined in the SERP, all ongoing performance periods will end, allocations will be made to participants for an abbreviated performance period as specified in the SERP, and all accounts will be distributed in a lump sum payment immediately after the change of control.

The first three-year performance period will be completed at the end of 2007.

Stock Option Reporting Under SEC Regulations

Although Quipp has not granted stock options to any named executive officer since 2004, the Summary Compensation Table reflects option award compensation for Mr. Kady. Under SEC regulations, Quipp must generally reflect in the “Option Awards” column of the Summary Compensation Table the dollar amount recognized for financial statement purposes. Therefore, the Summary Compensation Table includes an amount related to the portion of an option granted to Mr. Kady in 2004 that vested in 2006.

Restricted Share Grant to Mr. Kady

In April, 2006, Quipp granted 5,000 shares of restricted stock to Mr. Kady. The grant was made in connection with the Corporate Governance and Compensation Committee’s evaluation of Mr. Kady’s performance in 2005, which was addressed in Quipp’s proxy statement for its 2006 Annual Meeting of Shareholders.

CHANGE OF CONTROL AND SEVERANCE ARRANGEMENTS

Quipp has change-of-control and severance arrangements for its executive officers that provide special benefits upon certain types of termination events. These arrangements were designed to be a part of a competitive compensation package that would encourage the executives to remain employed by Quipp.

•

Change in Control Arrangements – Quipp has change of control agreements with each of its executive officers other than Messrs. Kady and Connors, and Mr. Kady’s employment agreement also includes change of control provisions. These are described below under “Potential Payments Upon Termination or Change of Control.” The agreement with each executive officer other than Mr. Connors provides for payments and other benefits to the executive if Quipp terminates the executive’s employment for any reason other than “cause” or in the event of a “constructive termination without cause” within 90 days prior to or one year following a change of control. Depending on when a change of control occurs, the change of control provisions in Mr. Kady’s employment agreement may differ from the change in control provisions for the other named executive officers with respect to the amount of the payments upon the relevant termination event following a change of control.

•

Provisions of Mr. Kady’s Employment Agreement Relating to Termination Outside of the Context of a Change of Control - In addition to the change in control provisions described above, Quipp will provide payments and other benefits to Mr. Kady if, outside of the context of a change in control, Quipp terminates his employment without cause or in the event of a “constructive termination without cause.” See “Potential Payments Upon Termination or Change in Control” for additional information.

•

Provisions of Mr. Connors’ Employment Agreement Relating to Certain Events of Termination – Quipp has agreed to provide payments and other benefits to Mr. Connors in the event his employment is terminated without cause. See “Potential Payments Upon Termination or Change of Control” for additional information.

Tax Considerations

Certain provisions of the Internal Revenue Code provide generally that a publicly-held corporation may not deduct compensation for its chief executive officer or other specified executive officers to the extent that such compensation exceeds $1 million for the executive. It is not expected that these provisions will adversely affect Quipp based on its current compensatory structure.

Role of Executive Officers in determining Executive Compensation for named Executive Officers

In connection with 2006 compensation for executive officers, Mr. Kady provided data and recommendations to the Corporate Governance and Compensation Committee. Mr. Kady did not make recommendations as to his own compensation. While the Corporate Governance and Compensation Committee utilized this information, and valued Mr. Kady’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were made by the Corporate Governance and Compensation Committee.

REPORT OF THE CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE

The Corporate Governance and Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations. Based on its review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Lawrence J. Gibson, Chairman

William A. Dambrackas

Cristina H. Kepner

SUMMARY COMPENSATION TABLE - 2006

The following table sets forth certain information regarding compensation for Quipp’s Chief Executive Officer, Chief Financial Officer and other three most highly paid executive officers, who are referred to as “named executive officers.”

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	All Other Compensation	Total
Michael S. Kady President and Chief Executive Officer	2006	$222,772	—	$33,411	$7,992	$22,457(3)	$286,632
Eric Bello Vice President - Finance and CFO	2006	$104,160	—	—	—	$ 5,441	$109,601
John F. Connors III Vice President of Corporate Development	2006	$200,000	$15,000	—	—	—	$215,000
Angel Arrabal Vice President – Sales and Marketing of Quipp Systems, Inc.	2006	$156,958 (4)	—	—	—	$ 7,155	$164,113
Christer A. Sjogren Executive Vice President of Quipp Systems, Inc.	2006	$123,705	—	—	—	$ 6,321	$130,026

———————

(1)

The amounts shown for stock awards are equal to the dollar amounts recognized for financial statement purposes in 2006 with respect to restricted stock awards, computed in accordance with Statement of Financial Accounting Standards No. 123 (revised) (“SFAS 123(R)”), but, in accordance with SEC regulations, without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used in determining the amounts in this column are set forth in note 1 to Quipp’s consolidated financial statements included in the initial filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2006. For information regarding the number of shares subject to the 2006 restricted stock award, other features of the award and the grant date fair value of the award, see the Grants of Plan-Based Awards table below.

(2)

Quipp did not grant any options to the named executive officers in 2006. The amounts shown for option awards are equal to the dollar amounts recognized for financial statement purposes in 2006 with respect to stock option grants, computed in accordance with SFAS 123(R), but, in accordance with SEC regulations, without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used in determining the amounts in this column are set forth in note 1 to Quipp’s consolidated financial statements included in the initial filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(3)

Includes an automobile allowance of $12,000.

(4)

Includes $71,068 in sales commissions. Mr. Arrabal does not participate in Quipp’s Management Incentive Compensation Plan.

Employment Agreements

Quipp entered into an employment agreement with Michael S. Kady, Quipp’s President and Chief Executive Officer, on October 25, 2005. Under the agreement, Mr. Kady serves as Quipp’s President and Chief Executive Officer and as President of its wholly-owned subsidiary, Quipp Systems, Inc. and in such additional executive positions as Quipp’s Board of Directors determines. The agreement expires in October 2008, but in the event of a change of control, as defined in the agreement, the expiration date will be extended until 24 months following the month in which the change of control occurs.

In connection with Quipp’s acquisition of Newstec, Inc., Quipp entered into an employment agreement with John F. Connors, III on August 10, 2005. Under the agreement, Mr. Connors serves as Quipp’s Vice President - Corporate Development. The agreement expires in August 2008.

Under the agreement, Quipp pays Mr. Connors an annual base salary at the minimum rate of $200,000, subject to such upward adjustment as the Board may determine after the second anniversary of the date of the agreement. In addition, Mr. Connors is eligible for a discretionary annual bonus under Quipp’s Management Incentive Compensation Plan, and received the minimum annual bonus of $15,000 with respect to 2005 and 2006. Mr. Connors also will be entitled to receive any benefits accrued and due under all of Quipp’s applicable benefit plans and programs.

GRANTS OF PLAN-BASED AWARDS - 2006

The following table presents information regarding plan-based awards granted to Mr. Kady during 2006. No other equity grants were made to any executive officer in 2006.

Name	Grant Date	All Other Stock Awards: Number of Shares(1)	Grant Date Fair Value of Stock and Options(2)
Michael S. Kady	April 25, 2006	5,000	$54,350

———————

(1)

The Stock Awards constitute restricted shares granted under Quipp’s Equity Compensation Plan and vest on April 25, 2009. During the vesting period, Mr. Kady is entitled to voting and dividend rights.

(2)

The grant date fair value is computed in accordance with FAS 123(R).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END - 2006

The following table sets forth information with respect to outstanding option awards and unvested restricted stock held by Mr. Kady at December 31, 2006. No other named executive officer holds option awards or restricted stock.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)
Michael S. Kady	6,000	—	$14.60	2/4/07	—	—
	5,000	5,000(1)	$13.60	2/15/11	—	—
	—	—	—	—	10,000(2)	$71,600(3)

———————

(1)

The option vests as to the remaining unexercised shares in equal increments on February 16, 2007 and 2008.

(2)

Of the restricted shares listed, 5,000 shares vest on February 22, 2008 and 5,000 shares vest on April 25, 2009.

(3)

The amount shown is based on the $7.16 closing price of Quipp common stock on December 29, 2006, the last trading day in 2006, as reported on Nasdaq.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

This section contains a description of payments that may be made to Quipp’s named executive officers upon several events of termination, including termination in connection with a change of control, assuming the termination event occurred on December 31, 2006. The information in this section does not include information relating to the following:

•

payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including under Quipp’s tax-qualified defined contribution plan, and

•

short-term incentive payments that would not be increased due to the termination event.

Change of Control and Severance Arrangements

Mr. Kady’s employment agreement provides that, in the event his employment is terminated by Quipp without “cause” (as defined in the agreement), or in the event of a “constructive termination without cause,” and Mr. Kady provides Quipp with a general release as specified in the agreement, he will be entitled to receive, in addition to any earned but unpaid compensation, an amount equal to the greater of his annual base salary or his base salary for the balance of the then existing term of the agreement, payable in accordance with Quipp’s normal payroll practices. However, if such termination or constructive termination without cause occurs during the period commencing 90 days prior to a “change of control” and ending 12 months following the change of control, Mr. Kady will receive a lump sum payment in an amount equal to the greater of two times his annual base salary or his base salary for the balance of the then existing term of the agreement.

In addition, for a period of 12 months following any termination without cause or constructive termination without cause, Quipp will reimburse Mr. Kady for the cost of COBRA health insurance continuation coverage under Quipp’s health plan. Mr. Kady also will be entitled to receive any benefits accrued and due under all of Quipp’s applicable benefit plans and programs. In addition, the agreement contains certain non-competition and non-solicitation provisions. The restrictions under these provisions will remain in effect until two years after the date of Mr. Kady’s termination of employment. Mr. Kady also agreed to certain confidentiality provisions.

Mr. Connors’ employment agreement provides that, in the event Mr. Connors’ employment is terminated by Quipp without cause (as defined in the agreement) and Mr. Connors provides Quipp with a general release as specified in the agreement, he will be entitled to receive, in addition to any earned but unpaid compensation, an amount equal to his base salary for the balance of the then existing term of the agreement, payable in accordance with Quipp’s normal payroll practices (the “Salary Continuation Payments”). Such amounts also will be payable to Mr. Connors if he terminates his employment as a result of a significant diminution in his duties and responsibilities from those initially contemplated in the agreement or a material breach of the agreement by the Company. The agreement also contains certain non-competition and non-solicitation provisions. The restrictions under these provisions will remain in effect until the last to occur of (i) August 10, 2010, (ii) two years after the date of Mr. Connors’ termination of employment, or (iii) two years after any Salary Continuation Payments end. In addition, Mr. Connors agreed to certain confidentiality provisions.

In December 2000, Quipp and its wholly-owned subsidiary, Quipp Systems, Inc. entered into change of control agreements with several officers of Quipp Systems, including Messrs. Sjogren, Switalski and Arrabal. Under each change of control agreement, if the executive officer is terminated for any reason other than “cause” (as defined in the agreement) or suffers a “constructive termination without cause” during the period commencing 90 days prior to a change of control and ending 12 months following the change of control, the executive officer will receive an amount equal to two times his base salary. In addition, for a period of 12 months following each termination or constructive termination,

Quipp will reimburse the executive officer for the cost of COBRA health insurance continuation coverage under Quipp’s health plan and will continue to provide any automobile or automobile allowance made available to the executive officer prior to the change of control. The executive will also be entitled to receive any benefits accrued and due under all of Quipp’s applicable benefit plans and programs.

On October 28, 2005, Quipp and Quipp Systems entered into a change of control agreement with Eric Bello, Vice President of Finance and CFO. Under the change of control agreement, if Mr. Bello is terminated for any reason other than “cause” (as defined in the agreement) or suffers a “constructive termination without cause” during the period commencing 90 days prior to a change of control and ending 12 months following the change of control, and Mr. Bello provides Quipp with a general release as specified in the agreement, Mr. Bello will receive a lump sum payment equal to two times his base salary. In addition, for a period of 12 months following such termination or constructive termination, Quipp will reimburse Mr. Bello for the cost of COBRA health insurance continuation coverage under Quipp’s health plan. Mr. Bello also will be entitled to receive any benefits accrued and due under all of Quipp’s applicable benefit plans and programs. In addition, Mr. Bello agreed to certain confidentiality and non-competition provisions.

Under Mr. Kady’s and Mr. Connors’ employment agreements, “cause” generally is defined as meaning (i) the executive’s indictment or conviction for a felony or a crime involving fraud, misrepresentation or moral turpitude; (ii) the executive’s fraud, dishonesty, theft or misappropriation in connection with his duties; or (iii) gross negligence or willful misconduct in the performance of his duties, unless cured within 30 days after his receipt of written notice thereof.

Under each change of control agreement “cause” generally is defined as a finding by Quipp that the executive has (i) performed his duties in a grossly negligent manner and does not remedy the breach within 30 days after receiving written notice specifying the details thereof, (ii) been engaged in disloyalty to the company or (iii) violated the agreement’s confidentiality and noncompetition provisions.

Under Mr. Kady’s employment agreement and the change of control agreements described above, a “change of control” is defined generally as meaning the acquisition by a person of securities having more than 20 percent of the voting power of Quipp’s outstanding securities; a sale or other disposition of substantially all of Quipp’s assets; any transaction as a result of which Quipp’s shareholders do not beneficially own at least 80 percent of the voting power of the surviving company in the election of directors; or a change in the composition of Quipp’s Board of Directors as a result of which “incumbent board members” (as defined in the agreement) constitute less than a majority of the Board of Directors. However, the Board of Directors may determine that one or more of these events do not constitute a change of control, provided that a majority of the Board of Directors consists of incumbent board members. A “constructive termination without cause” means an executive’s resignation following a material reduction in his compensation, a significant diminution in his duties and responsibilities, assignment of duties and responsibilities that are materially and adversely inconsistent with the duties and responsibilities he held on the date of the agreement, or the required relocation of the executive out of the greater Miami, Florida area, in each case except as is due to cause or disability.

Acceleration of Vesting Provisions Pertaining to Stock Options and Restricted Stock Upon a Change of Control

Under Quipp’s Equity Compensation Plan, upon a change of control all stock options and restricted stock granted prior to the change of control immediately vest, unless otherwise determined by the Corporate Governance and Compensation Committee.

Under the Equity Compensation Plan, a “change of control” is defined generally as meaning (i) the date Quipp’s shareholders approve a plan of dissolution or liquidation, or the sale of substantially all of Quipp’s assets, (ii) the date Quipp’s shareholders and, if required, the shareholders of the other constituent corporation have approved a merger or consolidation of Quipp with another corporation, unless Quipp’s shareholders would hold a majority of the common stock and, if the surviving corporation has more than one class of voting securities, a majority of the voting power of the surviving corporation’s securities in the same proportion as such shareholders owned Quipp stock prior to the transaction, (iii) the date any person becomes beneficial owner of, or has voting control over, Quipp securities having 20 percent of the combined voting power of Quipp’s outstanding securities in the election of directors or (iv) the date directors are elected such that a majority of the Board of Directors have been members of the Board for less than two years, unless the nomination or election of such director was approved by a vote of at least two-thirds of the directors then in office who were directors at the beginning of the two-year period.

Table of Benefits Upon Termination Events

The following table shows potential payments to the named executive officers upon specified events of termination of employment, including without limitation a change of control, assuming a December 31, 2006 termination date. In connection with the amounts shown in the table:

•

Restricted stock benefit amounts are equal to the product of the number of restricted shares as to which vesting will be accelerated upon the occurrence of the termination event multiplied by the $7.16 per share closing price of Quipp’s common stock on December 29, 2006.

•

COBRA benefits are equal to the costs Quipp currently would incur to maintain such benefits for the applicable period.

Name	Change of Control and Specified Termination Event	Specified Termination Event
Michael S. Kady	$549,579(1)	$439,146(2)
Eric Bello	$234,377(3)	—
John F. Connors III	—	$333,333(4)
Angel Arrabal	$196,630(5)	—
Christer Sjogren	$270,318(6)	—

———————

(1)

Includes a lump sum payment of $466,000, COBRA reimbursement of $11,979 and vesting of restricted stock with a market value of $71,600. The vesting of restricted stock will occur upon a change of control, regardless of whether a termination event also occurs.

(2)

Includes a payment of $427,167 payable in 22 equal monthly installments and COBRA reimbursement of $11,979.

(3)

Includes a lump sum payment of $224,000 and COBRA reimbursement of $10,377.

(4)

Payable in 20 equal monthly installments.

(5)

Includes a lump sum payment of $184,000 and COBRA reimbursement of $12,630.

(6)

Includes a lump sum payment of $259,000 and COBRA reimbursement of $11,318.

RELATED PARTY TRANSACTIONS

As previously disclosed, on August 10, 2005, Quipp entered into a Share Purchase Agreement (the “Purchase Agreement”) with the shareholders of Newstec, including Mr. John F. (“Skip”) Connors, III, under which Quipp acquired all of the outstanding stock of Newstec. Prior to Quipp’s execution of the Purchase Agreement, Newstec was privately held by Mr. Connors and his brother, Terrence B. Connors, and Quipp’s negotiation of the agreement with the Messrs. Connors was on an arm’s-length basis. Under the Purchase Agreement, Quipp paid $4,026,000 in cash and 43,971 shares of common stock.

In connection with the entry into the Purchase Agreement, Quipp also entered into employment agreements with each of the Messrs. Connors. John F. Connors’ employment agreement is described above in the narrative accompanying the Summary Compensation Table and under “Potential Payments Upon Termination or Change of Control.” The terms of Terrence B. Connors’ employment agreement are substantially similar to Mr. John F. Connors’ employment agreement, except that Mr. Terrence B. Connors’ minimum annual salary specified in the agreement is $150,000. Mr. Terrence B. Connors’ compensation in 2006, calculated in the same manner as the amounts listed under the “Total” column in the Summary Compensation Table, was $181,615.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee selects Quipp’s independent accountants.

Management is responsible for Quipp’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of Quipp’s consolidated financial statements in accordance with applicable auditing standards and to issue a report on those consolidated financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent accountants, together and separately. Management represented to the Audit Committee that Quipp’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee), as amended.

Quipp’s independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence.

Based on these discussions and reviews, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Quipp’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

Arthur J. Rawl, Chairman

Cristina H. Kepner

John D. Lori

Robert C. Strandberg

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees for all services provided by KPMG LLP for 2005 and 2006 were as follows:

Audit Fees

The aggregate fees billed for professional services rendered by KPMG LLP for the audit of Quipp’s annual consolidated financial statements and the reviews of Quipp’s consolidated financial statements included in Quipp’s quarterly reports on Form 10-Q was $245,000 in each of 2005 and 2006.

Audit Related Fees

There were no audit related services rendered by KPMG LLP to Quipp in 2005 and 2006.

Tax Fees

There were no professional services rendered by KPMG LLP billed in 2005 and 2006 for tax compliance, tax advice and tax planning.

All Other Fees

There were no products and services provided by KPMG LLP billed in 2005 and 2006, other than the services referred to above.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of Quipp for 2007. In accordance with Quipp’s past practice, this selection will be presented to the shareholders for ratification at the annual meeting. The firm of KPMG LLP, or a predecessor firm, has audited Quipp’s consolidated financial statements annually since 1983. If the shareholders do not ratify the appointment of KPMG LLP, the selection of an independent registered public accounting firm may be reconsidered by the Audit Committee. A representative of KPMG LLP is expected to be present at the meeting and will have an opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions raised at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Quipp’s officers and directors and beneficial owners of more than 10 percent of Quipp’s common stock to file reports of ownership of Quipp’s securities and changes in ownership with the Securities and Exchange Commission. Based on its review of Section 16(a) filings, Quipp believes that all filings required to be made during 2006 were made on a timely basis, except as follows: John F. Connors III filed a statement of change of ownership with respect to two transactions after the applicable due dates.

ADVANCE NOTICE PROCEDURES

In accordance with Quipp’s bylaws, notice relating to nominations for director or proposed business to be considered at the 2008 annual meeting of shareholders must be provided no later than January 30, 2008. The notice must meet certain other requirements set forth in the Bylaws. Shareholders may request a copy of the Bylaw provisions discussed above from the Secretary, c/o Quipp, Inc., 4800 N.W. 157 Street, Miami, FL 33014-6434. These requirements do not affect the procedures for submitting shareholder proposals for inclusion in the proxy statement, nor do they apply to questions a shareholder may wish to ask at the meeting.

2008 ANNUAL MEETING

The 2008 Annual Meeting of Shareholders is scheduled to be held on April 29, 2008.

SHAREHOLDER PROPOSALS

Shareholders may submit proposals on matters appropriate for shareholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. Any proposal that an eligible shareholder desires to have presented at the 2008 annual meeting of shareholders concerning a proper subject for inclusion in the proxy statement and for consideration at the annual meeting will be included in our proxy statement and related proxy card if we receive it no later than January 30, 2008.

(front)

QUIPP, INC.
Annual Meeting of Shareholders – December 11, 2007
This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints CRISTINA H. KEPNER and MICHAEL S. KADY, with full power of substitution, proxies of the undersigned to represent the undersigned and to vote all shares of Common Stock of Quipp, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Quipp, Inc. to be held at the Company offices at 4800 N.W. 157 Street, Miami, FL 33014-6434, at 10:00 A.M. Eastern Standard Time on December 11, 2007 and any adjournment thereof, subject to the directions indicated on the reverse side.

If no directions are given, the shares will be voted FOR the election of the listed nominees for director and FOR the proposal to ratify the appointment of KPMG LLP. This Proxy also delegates discretionary authority to vote with respect to any other matters that may properly come before the annual meeting or any adjournment or postponement thereof.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF QUIPP, INC.

Note: THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE

(reverse)

Annual Meeting of Shareholders of
QUIPP, INC.

December 11, 2007

Please date, sign and mail your
proxy card back in the envelope provided
as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:
NOMINEES:

☐	FOR ALL NOMINEES
		¡	William A. Dambrackas
☐	WITHHOLD AUTHORITY	¡	Lawrence J. Gibson
	FOR ALL NOMINEES	¡	Michael S. Kady
		¡	Cristina H. Kepner
		¡	John D. Lori
		¡	Arthur J. Rawl
☐	FOR ALL EXCEPT	¡	Robert C. Strandberg
(See instructions below)

			FOR	AGAINST	ABSTAIN
2. Proposal to ratify the appointment of KPMG LLP as the independent			☐	☐	☐
registered public accounting firm for 2007.

3. To vote on such other matters that may properly come before the meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “ FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method

☐

Signature of Shareholder	Date	, 2007	Signature of Shareholder	Date	, 2007

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.